Fundamental Investors, Inc.
One Market, Steuart Tower, Suite 1800
San Francisco, California 94105

Phone (415) 421-9360
Fax (415) 393-7140

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$458,892
Class B	$8,510
Class C	$15,323
Class F-1	$55,986
Class F-2	$6,438
Total	$545,149
Class 529-A	$9,809
Class 529-B	$527
Class 529-C	$1,504
Class 529-E	$353
Class 529-F1	$442
Class R-1	$765
Class R-2	$3,950
Class R-3	$19,065
Class R-4	$21,195
Class R-5	$23,009
Class R-6	$6,204
Total	$86,823

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4800
Class B	$0.2687
Class C	$0.2627
Class F-1	$0.4859
Class F-2	$0.5535
Class 529-A	$0.4729
Class 529-B	$0.2403
Class 529-C	$0.2424
Class 529-E	$0.3835
Class 529-F1	$0.5210
Class R-1	$0.2616
Class R-2	$0.2461
Class R-3	$0.3957
Class R-4	$0.4785
Class R-5	$0.5633
Class R-6	$0.4265

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	945,682
Class B	27,483
Class C	59,027
Class F-1	118,222
Class F-2	19,574
Total	1,169,988
Class 529-A	22,113
Class 529-B	2,159
Class 529-C	6,583
Class 529-E	986
Class 529-F1	838
Class R-1	3,001
Class R-2	16,861
Class R-3	52,252
Class R-4	47,260
Class R-5	38,764
Class R-6	18,212
Total	209,029

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$32.73
Class B	$32.64
Class C	$32.61
Class F-1	$32.72
Class F-2	$32.73
Class 529-A	$32.71
Class 529-B	$32.69
Class 529-C	$32.69
Class 529-E	$32.69
Class 529-F1	$32.69
Class R-1	$32.62
Class R-2	$32.61
Class R-3	$32.67
Class R-4	$32.68
Class R-5	$32.74
Class R-6	$32.74